Exhibit 99.1

Press Release 2010-6

Goldrich Reports Production Results

Spokane, WA – October 12, 2010 - Goldrich Mining Company (OTCBB - GRMC) (the “Company”) completed its first season of commercial gold production at its Little Squaw Creek gold mine, Chandalar, Alaska. The Company produced 1,522 ounces of gold (plus 259 ounces of silver) for the season, which ended on September 23rd.

Gold production progressively increased as mine infrastructure improved and overburden was removed. Goldrich produced approximately 346 ounces in July, 498 ounces in August, and 678 ounces in September, of which 523 ounces, or 34% of the season’s total production, was produced in the last 15 days. The normal season for alluvial gold production in Alaska is from mid-June to mid-September plus two additional months for stripping of over-burden in May and October.

The Company had originally planned a larger scale operation but lack of sufficient financing at the beginning of the season prevented this.  However, with the finances that were raised, Goldrich moved forward to mobilize a beginning mining equipment fleet, completed a mine infrastructure compliant with MSHA, stripped sufficient overburden to expose pay gravel, and began producing gold.

Information from this year’s operating season will be used to update the 2009 preliminary assessment report. The preliminary assessment shows a 13-year mine life with production reaching 30,000 ounces of gold per year. Drilling has established the deposit contains more than 10.5 million cubic yards of mineralized material at an average grade of 0.02456 ounces gold per cubic yard. The deposit is open for expansion with additional drilling.

William Schara, CEO of Goldrich, notes, “We finished the season strong. We took the first steps in making the mine a long-lived profitable operation for Goldrich and its shareholders. This year’s operation further confirmed the nature of the alluvial gold deposit, and we are well poised to resume production and benefit from the experience we have gained.”

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For additional information regarding Goldrich Mining Company or this news release, contact Mr. William Schara at telephone (509) 768-4468; e-mail wschara@goldrichmining.com.

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Goldrich Mining Company is engaged in the business of the discovery and mining of gold deposits.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.

Forward-Looking Statements

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Legislation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Goldrich Mining Company expects or anticipates will or may occur in the future, including such things as the Company’s ability to sell forward gold sale contracts, the anticipated use of proceeds from the sale of such contracts, anticipated commercial production at the Company’s Chandalar gold project and other such matters are forward-looking statements.  Often, but not always, forward-looking statements state that certain actions, events or results ‘‘will’’ be taken, occur or be achieved.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause Goldrich Mining Company’s actual results in future periods to differ materially from forecasted results.  These risks and uncertainties include, among other things: the Company’s ability to sell forward gold sale contracts in the current economic environment, volatility of natural resource prices, including gold prices; product demand; market competition; the Company’s ability to continue with corporate spending priorities; the Company’s ability to secure additional financing; the existence and extent of gold deposits at the Chandalar property; the Company’s ability to start and maintain commercial production at the Company’s Chandalar property; and other risks inherent in the Company’s operations discussed in the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  The Company makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.